Exhibit 10.2

LICENSE AGREEMENT

This License Agreement (this “Agreement”), effective as of the Closing Date, is made and entered into by and between AIP Acquisition LLC, a limited liability company organized under the laws of Delaware (“Licensor”), and Arbinet Corporation, a Delaware corporation (“Licensee”).  Licensor and Licensee are at times collectively referred to herein as “Parties” and individually as a “Party.”

RECITALS

A.           The Parties entered into an Asset Purchase Agreement dated as of February 11, 2011 (the “Asset Purchase Agreement”) by which Licensor purchased from Licensee, among other things, a portfolio of patents and patent applications set forth in Schedule A (the “Patent Portfolio”).

B.            The Parties are entering into this Agreement to set forth the terms and conditions pursuant to which Licensor will license to Licensee certain non-exclusive rights to the Licensed Patent Rights (defined below).

C.            Capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the Parties, intending to be legally bound, hereby agree as follows:

1.            DEFINITIONS

1.1           “Licensed Field of Use” means all uses anywhere in the world in connection with products and services provided by Licensee and its Affiliates, whether directly or through distributors.

1.2           “Licensed Patent Rights” means (i) the patents and patent applications within the Patent Portfolio, (ii) all substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, and patents of addition thereof, (iii) all foreign equivalents to any of the foregoing, and (iv) the associated rights to use any of the foregoing since the creation thereof.

1.3           “Licensed Product” means any product (or part thereof) or service provided by Licensee and its Affiliates, whether directly or through distributors, for which the making, using, practicing, selling, or performing would, absent the license granted hereunder, infringe one or more claims of patents of the Licensed Patent Rights.

2.            LICENSE GRANT

2.1           License to the Licensed Patent Rights.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and to Licensee’s Affiliates a perpetual, irrevocable, world-wide, royalty-free, non-exclusive, non-transferable (except in accordance with Section 8.5 hereof), non-sub-licensable right and license, to the Licensed Patent Rights, to make, have made, use, sell, offer to sell, lease, import, export, and market Licensed Products in the Licensed Field of Use.

2.2           Exhaustion of Rights.  Licensee and its Affiliates may not grant sub-licenses under the license granted above to any third party in connection with the Licensed Field of Use.  Notwithstanding the above, for the avoidance of doubt, third parties who purchase a Licensed Product from Licensee, its Affiliates, or their distributors, shall automatically retain a non-exclusive license to use the Licensed Product to the same extent as the Licensee, Affiliate, or distributor from which it purchased the Licensed Product.

2.3           Release. Licensor and its Affiliates hereby release and forever discharge Licensee, its Affiliates, and its respective directors, officers, employees, predecessors, successors, assigns and other transferees and any suppliers, and customers from any known or unknown claim based on any prior acts of patent infringement and/or alleged patent infringement relating to the Licensee or its Affiliates’ products and services arising under the Licensed Patent Rights, whether such claims are now in existence or arise hereafter.

2.4           Covenant Not to Assert.  Licensor, and its Affiliates, successors or assigns, directly or indirectly hereby covenant not to sue Licensee, its Affiliates, or its respective directors, officers, employees, predecessors, successors, assigns and other transferees for any claims under the Licensed Patent Rights resulting from making, having made, using, practicing, offering to sell, selling, leasing, importing, exporting, or marketing Licensee’s or its Affiliates’ Licensed Products.

2.5           License Extended to Primus.  Licensor and Licensee acknowledge and agree that, immediately upon the consummation of the Merger, Primus and each of its Affiliates shall automatically be entitled to the same rights and benefits as Licensee under this Agreement without any further action by Licensor, Licensee or Primus or any of their respective Affiliates.  In furtherance of the foregoing, and without limiting the foregoing, between the date of this Agreement and the earlier of (a) consummation of the Merger and (b) termination of the Merger Agreement, Licensor agrees that the provisions of Section 2.4 shall apply with respect to Primus and its Affiliates as though they were Licensee and its Affiliates, respectively. For purposes of clarity, following consummation of the Merger, if Licensee is no longer an Affiliate of Primus, Primus and its Affiliates shall nevertheless have and retain the same rights and benefits of Licensee under this Agreement as in effect on the date of this Agreement.

2.6           Covenant not to Challenge.  Licensee and its Affiliates hereby covenant not to challenge the validity of any claim in the Patent Portfolio before any Governmental Entity, nor participate in any proceeding or otherwise cooperate with any Person in attempting to do so.  In the event that Licensee, one of its Affiliates, or any assignee of Licensee (as set forth in Section 8.5),  breach this Section 2.6, Licensee, such Affiliate, or such assignee, as the case may be, shall be liable to Licensor for actual damages plus reasonable attorneys’ fees.

2.7           Marking.  Licensee shall use commercially reasonable efforts to affix and cause its Affiliates to affix on the Licensed Products (to the extent reasonably possible), and the Licensed Products’ user-accessible and viewable software, a label or statement indicating that the Licensed Products are manufactured, sold, or provided under license from Licensor and any of the Licensed Patents that may be designated from time to time by Licensor, or any other reasonable marking requirements consistent with the then-current law on patent marking.

3.            PATENT PROSECUTION AND RIGHTS

3.1           Patent Prosecution and Rights.  Licensor shall have the right to control the prosecution and maintenance of the Patent Portfolio in its sole discretion and at its cost.

4.            CONFIDENTIALITY

4.1           Confidential Information.  All information relating to this Agreement or the Asset Purchase Agreement, that is disclosed by one Party to the other Party during the term of this Agreement (excluding the copies provided under Section 2.1(a)(ii) of the Asset Purchase Agreement), is confidential information except to the extent that such information:

(a)           was known or used by the receiving Party prior to its date of disclosure by the disclosing Party to the receiving Party;

(b)           either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of such information;

(c)           either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party; or

(d)           is required to be disclosed by the receiving Party to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with legal process, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party with reasonably sufficient time to enable the disclosing Party to take action to prevent such disclosure; and only discloses such information of the other Party to the extent necessary for such legal compliance or litigation purpose.

Confidential information shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement, shall be kept secret and maintained in the strictest confidence by the receiving Party, and shall not, except with the express prior written consent of the disclosing Party, or as otherwise permitted herein, directly or indirectly disclose, communicate or divulge to any other person, firm, or agency, governmental or private, or use for the benefit of any third party, or use for the benefit of itself otherwise than in connection with the activities contemplated hereunder.  Each Party shall be entitled to share confidential information with its Affiliates, and the Party’s and its Affiliates’ respective assigns.  Each Party shall remain responsible for any failure by its and its Affiliates’ and assigns’ respective employees, consultants and advisors to treat confidential information as required herein.

5.            REPRESENTATIONS AND WARRANTIES OF LICENSEE

Licensee hereby represents and warrants to Licensor as follows:

5.1           Existence, Good Standing and Power.  Licensee is a corporation validly existing and in good standing under the laws of the State of Delaware.  Licensee has all requisite power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Licensee and to perform its obligations hereunder and thereunder.

5.2           Authority.  The execution, delivery and performance of this Agreement and the consummation by Licensee of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Licensee.

5.3           Execution and Binding Effect.  This Agreement has been duly and validly executed and delivered by Licensee, and constitutes a valid and legally binding obligation of Licensee and enforceable against it in accordance with its respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4           Third Party Approvals.  The execution, delivery and performance by Licensee of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third person or party, which have not been obtained by Licensee.

6.            REPRESENTATION AND WARRANTIES OF LICENSOR

Licensor hereby represents and warrants to Licensee as follows:

6.1           Existence, Good Standing and Power.  Licensor is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to conduct its business as presently conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Licensor pursuant hereto and to perform its obligations hereunder and thereunder.

6.2           Authority.  The execution, delivery and performance of this Agreement and the consummation by Licensor of the transactions contemplated hereby have been duly authorized by all necessary corporate or company action on the part of Licensor.

6.3           Execution and Binding Effect.  This Agreement has been duly and validly executed and delivered by Licensor and constitutes a valid and legally binding obligation of Licensor, enforceable against Licensor in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.4           Third Party Approvals.  The execution, delivery and performance by Licensor of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third person or party, which have not been obtained by the Licensor.

7.            TERM

7.1           Term. This Agreement shall terminate on, but not before, the last expiration or abandonment of the last claim of any issued patent or patent application within the Licensed Patent Rights.

8.            GENERAL

8.1           Recitals.  The recitals set forth in this Agreement are an integral part of this Agreement, and are incorporated herein by reference as a substantive portion of this Agreement.

8.2           Expenses.  Except as set forth in this Agreement and whether or not the transactions contemplated hereby are consummated, each Party shall bear all costs and expenses incurred or to be incurred by such Party in connection with this Agreement and the consummation of the transactions contemplated hereby.

8.3           Notices.  Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any Party to any other Party shall be in writing and shall be delivered in person or by courier, or by a PDF attachment to an e-mail communication or by a facsimile transmission (with such a PDF attachment or facsimile transmission of a notice confirmed by sending a copy of such notice, request, instruction or other document by certified mail, return receipt requested) or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:

If to Licensee:

Arbinet Corporation
460 Herndon Parkway, Suite 150
Herndon, Virginia 20170
Attention: General Counsel
Telephone:  (703) 650-4240
Fax: (703) 650-4295
E-mail: chill@arbinet.com

with a copy, which shall not constitute notice, to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
701 Pennsylvania Ave., NW, Suite 900
Washington, DC 20004
Attention: Kemal Hawa
Telephone: (202) 434-7363
Fax: (202) 434-7400
E-mail: KHawa@mintz.com

Primus Telecommunications Group, Incorporated
7901 Jones Brach Drive, Suite 900
McLean, Virginia 22102
Attention: General Counsel
Telephone:  (703) 650-5421
E-mail: tdhickey@primustel.com

If to Licensor:

AIP Acquisition LLC
c/o Remus Holdings, LLC
2200 Fletcher Avenue
5th Floor
Fort Lee, NJ  07024
Telephone:  (201) 592-0742
e-mail:  philm@pure1.com

with a copy, which shall not constitute notice, to:

Pearl Cohen Zedek Latzer LLP
1500 Broadway, 12th Floor
New York, NY 10016
Attention: Guy Yonay
Telephone: (646) 878-0808
Email: GuyY@pczlaw.com

or to such other place and with such other copies as either Party may designate as to itself by written notice to the other Party.  Rejection, any refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

8.4           Choice of Law; Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined by the Delaware Court of Chancery or a federal district court located in Delaware. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery or a federal district court located in Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Court of Chancery or a federal district court located in Delaware, agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum and consents to service of process in such action being given in accordance with the notice provisions hereof.

8.5           Assignment; the Agreement.

(a)           Licensee may not assign or transfer this Agreement in whole or in part without the express written consent of the Licensor and any such assignment or transfer (or attempt to so assign or transfer) shall be null and void, except as otherwise expressly set forth in Section 8.5(b) below.

(b)           Licensee and Primus (as to Primus, once the Merger has been consummated) may assign and transfer the rights and obligations under Article 2 of this Agreement (other than Section 2.5), to accomplish the following, but only as follows:

(i)           In the event that Primus sells all or substantially all of the stock or assets of its Canadian business operations (“Primus Canada”), whether through merger, consolidation, or otherwise, then such Article 2 rights and obligations shall only with respect to those patents of Licensor issued under the laws of Canada (as identified in Schedule A), 1) continue to apply to the products and services of Primus Canada and such sold assets, both prospectively and retroactively; and 2) apply to the entity that acquires Primus Canada or such assets, and such entity’s Affiliates, both prospectively and retroactively;

(ii)           In the event that Primus sells all or substantially all of the stock or assets of its Australian business operations (“Primus Australia”), whether through merger, consolidation, or otherwise, then such Article 2 rights and obligations shall only with respect to those patents of Licensor issued under the laws of Australia (as identified in Schedule A), 1) continue to apply to the products and services of Primus Australia and such sold assets, both prospectively and retroactively; and 2) apply to the entity that acquires Primus Australia or such assets, and such entity’s Affiliates, both prospectively and retroactively;

(iii)           In the event of a sale of all or substantially all of the stock or assets of Primus, whether through merger, consolidation, or otherwise, then such Article 2 rights and obligations shall continue to apply to the products and services of Primus and such sold assets, both prospectively and retroactively, but shall not apply to the entity and its Affiliates that acquires Primus; provided, however, that Licensor hereby covenants and agrees that, upon request, Licensor shall enter into good faith negotiations with the acquirer of Primus or such assets to enter into a royalty-bearing license agreement with such acquirer pertaining to such unlicensed products and services;

(iv)           In the event of a sale of all or substantially all of the stock or assets of Arbinet, as a wholly owned subsidiary of Primus subsequent to the consummation of the Merger, whether through merger, consolidation, or otherwise, then such Article 2 rights and obligations shall continue to apply to the products and services of Arbinet and such sold assets, both prospectively and retroactively, but shall not apply to the entity and its Affiliates that acquires Arbinet; provided, however, that Licensor hereby covenants and agrees that, upon request, Licensor shall enter into good faith negotiations with the acquirer of Arbinet or such assets, to enter into a royalty-bearing license agreement with such acquirer pertaining to such unlicensed products and services;

(v)           In the event of a sale of 1) Primus’ wholesale line of business, 2) Primus’ retail line of business, or 3) Primus’ Lingo line of business (each individually referred to herein as a “Substantial Business Line”), then such Article 2 rights and obligations shall continue to apply to the products and services of the applicable Substantial Business Line, but shall not apply to the entity and its Affiliates that acquires the Substantial Business Line; provided, however, that Licensor hereby covenants and agrees that, upon request, Licensor shall enter into good faith negotiations with the acquirer of the Substantial Business Line to enter into a royalty-bearing license agreement with such acquirer pertaining to such unlicensed products and services;

(c)           Notwithstanding any of the foregoing, any acquirer that is an assignee of this Agreement shall not be able, in turn, to further assign this Agreement or any rights hereunder.

(d)           Within 30 days after any assignment is made pursuant to this Section 8.5, Licensee or Primus, as the case may be, shall notify Licensor of such assignment.  Subject to the foregoing, the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties.

(e)           Licensor acknowledges and agrees that, in the event of a sale of all or substantially all of the stock or assets of Primus Canada, Primus Australia, or Arbinet, or of a Substantial Business Line, the provisions of Article 2 shall continue to apply to the business and operations of Primus and its Affiliates being retained.

(f)           Licensor, in its sole discretion, shall have the right to assign this Agreement as a matter of right; provided, however, that Licensor, prior to any such assignment, shall enter into an agreement with such assignee, pursuant to which such assignee agrees to be bound by the terms of this Agreement, and Licensor shall provide to Licensee and Primus prompt notice of such assignment.

8.6           Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

8.7           Entire Agreement:  Amendments and Waivers.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties.  Except as set forth herein or in any certificate delivered pursuant hereto, no Party (or any employee or agent thereof) makes any representation or warranty, express or implied, to any other Party with respect to this Agreement or the transactions contemplated hereby.  No supplement, modification or waiver of this Agreement (including, without limitation, any schedule hereto) shall be binding unless the same is executed in writing by all Parties.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

8.8           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by an email attachment shall be as effective as delivery of a manually executed counterpart of this Agreement.  In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.

8.9           Invalidity.  If any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the Parties shall use their reasonable efforts, including, but not limited to, the amendment of this Agreement, to ensure that this Agreement shall reflect as closely as practicable the intent of the Parties on the date hereof.

8.10           Headings.  The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

8.11           Specific Performance.  Each of the Parties acknowledges that the other Party would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the Parties may be entitled, at law, in equity or pursuant to this Agreement.

8.12           Counting.  If the due date for any action to be taken under this Agreement (including, without limitation, the delivery of notices) is not a Business Day, then such action shall be considered timely taken if performed on or prior to the next business day following such due date.

8.13           Schedules.  The Schedules attached to, delivered with and identified in this Agreement are a part of this Agreement the same as if fully set forth herein and all references herein to any Section of this Agreement shall be deemed to include a reference to any Schedule named therein.

8.14           Preparation of this Agreement.  Licensor and Licensee hereby acknowledge that  (a) Licensor and Licensee jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (b) both Licensor and Licensee have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (c) no presumption shall be made that any provision of this Agreement shall be construed against either Party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

8.15           Severability.  If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the Parties hereto.  The Parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.16           Express Third-Party Beneficiary.  Licensor and Licensee acknowledge and agree that Primus shall be an express third-party beneficiary of the provisions of Section 2.5 of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed, effective as of the Closing Date, by their duly authorized representatives.

LICENSOR: AIP ACQUISITION LLC

By:	/s/ Karen Singer

Name:	Karen Singer

Title:	Manager

LICENSEE: ARBINET CORPORATION

By:	/s/ Shawn F. O’Donnell

Name:	Shawn F. O’Donnell

Title:	Chief Executive Officer and President